Exhibit 10.27

December 18, 2014

Kin Gill

2507 Bridle Path

Austin, TX 78703

Re:	Transfer to Chief Legal Officer, General Counsel and Secretary

Dear Kin,

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to offer you a transfer to the position of Chief Legal Officer, General Counsel and Secretary reporting to Gene Austin. In this position, you will be expected to continue to devote your full business time, attention and energies to the performance of your duties with the Company. Your transfer becomes effective January 6, 2015. The terms of this offer of employment, not otherwise revised by the terms of this letter, remain the same as your original offer letter dated December 13, 2012.

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation. The Company will pay you a base salary at a rate of $21,666.67 per month (annualized to $260,000 per year) effective January 1, 2015 in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Gill, Kin – transfer January 6, 2015

In addition to your base salary, you will be eligible to participate in an annual Key Executive Bonus Plan (effective May 1, 2014 for FY’15) to be adopted each fiscal year that sets your targeted bonus amount to be paid upon achievement of defined goals for the company and you. In your initial year in the plan, your targeted annual bonus will be $104,000 at 100% achievement, pro-rated from your date of transfer.

3. Stock Ownership. The Company’s Board of Directors has approved an equity based compensation award(s) more fully described in Exhibit A attached hereto.

3. Benefits. This transfer does not change your benefit status.

Sincerely,

BAZAARVOICE, INC.

/s/ Kathy Smith-Willman

Kathy Smith-Willman

Director – People Relations

Agreed and Accepted:

Signature:	/s/ Kin Gill

Date:	December 18, 2014

Gill, Kin – transfer January 6, 2015

EXHIBIT A

1.	Stock Options.

a.	Number of Shares: 15,000

b.	Exercise Price: Fair Market Value of the Common Stock on the date the Board of Directors approves the grant.

c.	Vesting Commencement Date: January 1, 2015

d.	Vesting Schedule: Subject to your continued employment with the Company, 25% of the shares will vest on the first anniversary of the Vesting Commencement Date. An additional one-forty-eighth (1/48th) of the shares will vest each month thereafter until such time as all shares have vested; provided, however, that in the event of a Termination Upon Change in Control (as defined in Exhibit B hereto), all of the then un-vested shares subject to such option shall immediately vest.

e.	Terms and Conditions: The stock option will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Stock Option Agreement entered into between you and the Company.

Gill, Kin – transfer January 6, 2015

2.	Restricted Stock Unit (“RSU”).

a.	Number of Shares: 60,000

b.	Vesting Commencement Date: December 20, 2015

c.	Vesting Schedule: Subject to your continued employment with the Company, 25% of the shares will vest on the first anniversary of the Vesting Commencement Date. An additional 25% of the shares will vest on the corresponding date of each year thereafter until such time as all shares have vested; provided, however, that in the event of a Termination Upon Change of Control (as defined on Exhibit B hereto), all of the then-unvested units subject to such grant shall immediately vest. This restricted stock unit will be granted pursuant to a Restricted Stock Unit Award Agreement to be entered into between you and the Company.

d.	Terms and Conditions: The RSU will be governed by and subject to (i) the terms and conditions of the Company’s 2012 Equity Incentive Plan and (ii) the Restricted Stock Unit Award Agreement entered into between you and the Company.

Gill, Kin – transfer January 6, 2015

Exhibit B

Change of Control

Gill, Kin – transfer January 6, 2015